Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Amendment No. 1

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  October 17, 2007

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed in our Form 8-K filed on October 18, 2008, on October 17, 2007, we entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to the terms of which our wholly owned subsidiary, RCI Entertainment (Philadelphia), Inc. (the “Purchaser”), would acquire from Vincent Piazza (“Seller”) 51% of the issued and outstanding shares of common stock of The End Zone, Inc., a Pennsylvania corporation (the “Company”) which owns and operates “Crazy Horse Too Cabaret” (the “Club“) located at 2908 South Columbus Blvd., Philadelphia, Pennsylvania  19148 (the “Real Property”).  As part of the transaction, our wholly owned subsidiary, RCI Holdings, Inc. (“RCI Holdings”) would acquire from Seller or the Piazza Family Limited Partnership (the “Partnership Seller”) 51% of the issued and outstanding partnership interest (the “Partnership Interests”) in TEZ Real Estate, LP, a Pennsylvania limited partnership (the “Partnership”) and 51% of the issued and outstanding membership interest (the “Membership Interests”) in TEZ Management, LLC, a Pennsylvania limited liability company, which is the general partner of the Partnership (the “General Partner”).  The Partnership owns the Real Property where the Club is located.  We subsequently executed an Agreement to Amend the Purchase Agreement for the sole purpose of extending the closing date.

On January 29, 2008, we entered into a Second Amendment to Purchase Agreement (the “Amended and Restated Purchase Agreement”) pursuant to which we will acquire 100% (rather than 51%) of the issued and outstanding shares of the Company (the “TEZ Shares”).  As previously disclosed, RCI Holdings will acquire 51% of the Partnership Interests and 51% of the Membership Interests of the entities that own the Real Property where the Club is located.

The Purchase Agreement originally provided for the issuance of 225,000 shares of our restricted common stock and the payment of $3,500,000 for the Partnership Interests and Membership Interests.  Pursuant to the terms of the Amended and Restated Purchase Agreement,  at closing we will now issue 195,000 shares of our restricted common stock (the “Rick’s Shares”) in exchange for the TEZ Shares.  RCI Holdings will pay the previously announced price of $3,500,00 for the Partnership Interests and Membership Interests.

In addition, the Amended and Restated Purchase Agreement changed the terms of the “put” provision to provide that, on or after one year after the closing date, the Seller shall have the right, but not the obligation to have Rick’s purchase from Seller 5,000 Rick’s Shares per month (the “Monthly Shares”), calculated at a price per share equal to $23.00 per share (previously valued at $10.00 in the Purchase Agreement) (“Value of the Rick’s Shares”) until the Seller has received a total of $4,485,000 from the sale of the Rick’s Shares.  At our election during any given month, we may either buy the Monthly Shares or, if we elect not to buy the Monthly Shares from the Seller, then the Seller shall sell the Monthly Shares in the open market.  Any deficiency between the amount which the Seller receives from the sale of the Monthly Shares and the Value of the Rick’s Shares shall be paid by us within three (3) business days of the date of sale of the Monthly Shares during that particular month.  In the event the Seller elects not to “put” the Rick’s Shares to us, the Seller shall not sell more than 25,000 Rick’s Shares per 30-day period and shall not sell more than 75,000 Rick’s Shares per 90-day period regardless of whether the Seller “puts” the Rick’s Shares to us, sells them in the open market, sells them in a private transaction, or otherwise.  Our obligation to purchase the Monthly Shares from the Seller shall terminate and cease at such time as the Seller has received a total of $4,485,000 from the sale of the Rick’s Shares and any deficiency.

Upon closing of the transaction, the Seller and the Partnership Seller will enter a five-year agreement not to compete with us within a twenty (20) mile radius of the Club. Further, at closing RCI Holdings and the Partnership Seller shall enter into a First Amendment to Limited Partnership Agreement relating to the ownership of their partnership interests and a First Amendment to Operating Agreement relating to the ownership of their membership interests.  Additionally, at closing the Company will enter into a new lease agreement with the Partnership giving it the right to lease the Real Property for twenty (20) years with an option to extend the lease for an additional nine years and eleven months at $50,000 per month subject to adjustment for increases in the Consumer Price Index (CPI) every five years during the original term and the option term, or 8% of gross sales, whichever is higher.  Finally, as part of the transaction, we will enter into a Lock-up/Leak-out Agreement with the Seller regarding the sale of the Rick’s Shares.

The Agreement provides for the transaction to close on or before seven (7) days after the approval of the transfer of the TEZ Shares to Purchaser by the Pennsylvania Liquor Control Board, but in no event later than March 15, 2008, contingent upon the transfer of all necessary licenses and permits, and other conditions to closing typical for transactions of this nature.

A copy of the Second Amendment to Purchase Agreement is attached hereto as Exhibit 10.1.  A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

            (c) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Purchase Agreement dated January 29, 2008
99.1	Press release dated January 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By	/s/ Eric Langan
Date: January 29, 2008		Eric Langan
President and Chief Executive Officer